Exhibit 10.1

August 3, 2015

John S. Rego

[Address]

RE: Terms of Employment

Dear John:

Tremor Video, Inc. (the “Company”) is pleased to offer you the position of Chief Financial Officer on the terms set forth in this letter.  Your first day of employment with the Company shall be not later than September 8, 2015, unless otherwise agreed by you and the Company’s Chief Executive Officer.

Position and Responsibilities

In your employment position, you will report to Bill Day, the Company’s Chief Executive Officer.  In this capacity, you will serve and will be responsible for such duties as are normally associated with your position or as may otherwise be determined by the Company.  Your specific duties and responsibilities may change from time to time as determined by the needs of the Company and the policies established by the Company.  While travel in the performance of your duties may be required, you will work principally at our offices New York, NY. Of course, the Company may change your position, duties, and work location as it deems necessary.  In connection with your relocation to New York, the Company agrees to pay up to $35,000 for reasonable and documented moving expenses incurred by you resulting from such relocation (the “Relocation Expenses”); provided, however, that if you terminate your employment within one (1) year of your first day of employment, you agree to repay to the Company the Relocation Expenses and further agree that the Company may use any monies owed to you in satisfaction of such obligation.

Compensation and Benefits

You will be paid an initial base annual salary of $365,000, less payroll deductions and all required withholdings. You will be paid the base salary in accordance with the Company’s standard payroll practices, and you will be eligible for standard benefits, such as medical insurance, paid time off, and holidays, according to standard Company policy as may be adopted by the Company from time to time.  In your position, you will be entitled to 20 PTO (Paid Time Off) days prorated based on your date of hire, as is Company policy.  These days are to be used for sick leave, personal days, and/or vacation.  The Company does require that requests for vacation time be made in writing at least two weeks prior to the vacation dates requested. The Company also offers an additional eight days of paid holiday time per calendar year.

In addition to your base salary, you will be eligible to receive performance-based bonuses based on achievement of performance goals to be set by the CEO and the Company’s Board of Directors (the “Board”).  Your target annual bonus for 2015 will be $200,000 (pro-rated to your start date), less payroll deductions and all required withholdings.  You will have the ability to earn up to 150% of your target annual bonus.  Unless otherwise agreed in writing pursuant to a bonus plan or bonus agreement approved by the CEO and/or Board, bonus payments, if any, are not guaranteed and will be awarded at the sole discretion of the Company’s Board.  To be eligible for a performance bonus, you must maintain full time employment status at the time of the payment.  Bonus payments will be made less payroll deductions and all required withholdings.

Tremor Video Equity Grant

You will be granted, subject to the approval of the Board an option (the “Option”) to purchase 570,000 shares of Company’s common stock, par value $0.0001 per share.  The exercise price per share of the Option will be determined by the Board when the Option is granted.  The Option will be subject to the terms and conditions of the Company’s 2013 Equity Incentive Plan (the “Plan”) and the applicable Stock Option Agreement.  You will vest in 25% of the shares subject to the Option when you complete 12 months of continuous service with the Company or an affiliate of the Company (“Continuous Service”) (excluding service solely as a member of the Board), and the balance will vest in equal monthly installments over the next 36 months of Continuous Service (excluding service solely as a member of the Board).  If, during the term of your Continuous Service, a Change in Control (as defined below) is consummated and, following the consummation of the Change in Control your employment is terminated by the Company without Cause (as defined below) or is terminated by you for Good Reason (as defined below), 50% of the remaining shares subject to the Option that are not otherwise vested upon the effective date of the Change in Control pursuant to the foregoing schedule shall become vested.

Severance Benefits

If the Company terminates your employment for any reason other than for Cause (as defined below), death or Disability (as defined below), or you resign from your employment with the Company for Good Reason (as defined below) (each such event, a “Separation”), then, subject to your compliance with the conditions set forth in the following paragraph and your continued compliance with the Confidentiality and

Inventions Assignment Agreement attached hereto as Exhibit A (the “CIAA”),  which will be executed prior to your first day of employment, you will be entitled to the following benefits (less all applicable withholding taxes): (i) severance payments at a rate equal to your base salary for a period of six months, (ii) a pro-rated annual target bonus for the year in which your termination occurs plus any earned but unpaid bonus amounts from prior periods, and (iii) the Company will pay to you an amount equal to the monthly premium under COBRA for you and your eligible dependents until the earliest of (x) six months following your Separation, (y) the expiration of your continuation coverage under COBRA or (z) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  The severance payments described above will be paid in accordance with the Company’s standard payroll procedures, and, subject to your execution of the Release (as defined below), will commence on the later of (i) the 30th day after your Separation (or, if such day is not a business day, on the first business day thereafter) and (ii) the third business day following the effectiveness of the Release, and once they commence will be retroactive to the date of your Separation.

You will not be entitled to any severance benefits described in this section unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries (if applicable), to the extent applicable, and (iii) have executed a general release substantially in the form attached hereto as Exhibit B (the “Release”) of all claims that you may have against the Company or persons affiliated with the Company.  If you fail to execute the Release or if you revoke the Release, then you will not be entitled to the severance benefits described in this section.

Definitions

For purposes of this Agreement, the following definitions will apply:

“Cause” shall mean: (i) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) your material breach of any agreement between you and the Company that remains uncured for thirty (30) days following written notice of such material breach; (iii) your material failure to comply with the Company’s written policies or rules that remains uncured for thirty (30) days following written notice of such material breach; (iv) except with respect to driving violations, your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (v) your gross negligence or willful misconduct; (vi) your continuing unwillingness to perform assigned duties after receiving written notification of such failure from the Board and a thirty (30) day opportunity to cure; or (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.  It is understood that a termination of your employment resulting from your death or Disability shall not constitute termination for “Cause.”

“Change in Control” shall mean (i) the merger or consolidation of the Company (except any such merger or consolidation involving the Company in which the shares of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares that represent, immediately following such merger or consolidation at least a majority, by voting power, of the shares of the surviving or resulting corporation), (ii) a sale of all or substantially all of the assets of the Company or (iii) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Disability” shall mean any physical incapacity or mental incompetence (i) as a result of which you are unable to perform the essential functions of your job for an aggregate of 180 days, whether or not consecutive, during any calendar year, and which cannot be reasonably accommodated by the Company without undue hardship.

“Good Reason” means that you resign after one of the following conditions has come into existence without your consent:  (i) a change in your reporting directly to the Company’s CEO or a change in your position or title with the Company that materially reduces your level of authority or responsibility; provided, however, that a change in position or reporting structures solely by virtue of a Change in Control shall not constitute “Good Reason” if you maintain a substantially similar level of responsibility within the business unit that previously operated as the independent company, (ii) a reduction in the base salary; (iii) receipt of notice that your principal workplace will be relocated more than 30 miles that also increases your commute by at least 30 miles; (iv) the willful breach by the Company of a material provision of this Agreement or any other agreement with you; or (v) the taking of any action by the Company or its successor that would materially reduce your benefits or perquisites under the Company’s or any successor’s benefit plans (including equity benefits), except to the extent the benefits of all other executives of the Company or its successor are similar reduced.  A condition will not be considered “Good Reason” unless you give the Company written notice of the condition within 90 days after the condition comes into existence, the Company fails to remedy the condition within 30 days after receiving your written notice and you resign within 30 days thereafter.

Section 409A

For purposes of Section 409A of the Code, each salary continuation payment under the Section entitled “Severance Benefits” is hereby designated as a separate payment.  If you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) any payment or benefit that is subject to Section 409A of the Code, will be made or commence, as applicable, on the first business day following (A) the expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum at that time.

Company Rules and Policies

As a Company employee, you will be expected to abide by Company rules and regulations, and acknowledge in writing that you have read the Company’s Employee Handbook.

Normal working hours for your position are from 9am to 6pm, Monday through Friday however your working schedule shall be flexible, provided that you are working equivalent hours, at a minimum. As an exempt salaried employee, you will be expected to work additional hours as required from time to time by the nature of your work assignments.

Termination of Employment

Unless agreed to in writing between you and the Company during the term of your employment, your employment with the Company shall be “at will”.  You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice, subject to your right to receive severance benefits set forth herein upon certain termination events provided herein.  This at-will employment relationship cannot be changed except by a written document signed by you and a member of the Board.

Additional Agreements

By signing and accepting this offer, you represent and warrant that (i) you are not subject to any pre-existing contractual or other obligation with any person, company or business enterprise (including any non-competition or non-solicitation covenant) which may be an impediment to your employment with, or your providing services to, the Company as its employee; and (ii) you do not have, and shall not bring to Company premises, or use during the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether verbal or written, and comprise the final, complete and exclusive agreement between you and the Company regarding the subject matter set forth herein. The terms of this letter agreement and the resolution of any disputes will be governed by New York law. The offer described above is based, pursuant to federal law, upon your previously delivered proof of your eligibility to work in the United States satisfactory to the Company.

Please sign and date this letter, and return it to me via PDF at bday@tremorvideo.com if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship. If you have any questions, please let me know.  If you have not accepted employment by 5pm on August 5, 2015, this offer of employment shall expire.

Very truly yours,

Tremor Video, Inc.

By:	/s/ William C. Day
William C. Day, Chief Executive Officer

I have read and accept this offer letter:

/s/ John Rego
John Rego

Dated: August 3, 2015

Exhibit A

CIAA

Exhibit B

FORM OF GENERAL RELEASE

1.             Consideration.  I understand that my position with Tremor Video, Inc. (the “Company”) terminated effective [           , 20  ] (the “Separation Date”).  The Company has agreed that if I choose to sign this General Release Agreement (“Release”), the Company will pay me certain severance benefits pursuant to the terms of the employment agreement (the “Agreement”) between myself and the Company, and any agreements incorporated therein by reference.  I understand that I am not entitled to such benefits unless I sign this Release, and that severance will be paid commencing on the first regular payday following the Effective Date as defined herein.

2.             General Release.  In exchange for the consideration provided to me under the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its present and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release.  This general release includes, but is not limited to:  (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the New York State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, the New York Judiciary law, the New York Labor Law, the New York Civil Rights Law, the New York Administrative Code, the New York City Human Rights Law and all other laws and regulations related to employment.

3.             Exceptions.  I understand that I am not releasing any claim that cannot be waived under applicable state or federal law, nor am I releasing any rights I may have as an owner and/or holder of the Company’s common stock and stock options.  I am not releasing any rights that I have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between me and the Company, or any directors’ and officers’ liability insurance policy of the Company.  I am not releasing any future claims arising from the Company’s failure to make the severance payments that are the consideration for this Release.  Nothing in this Release shall prevent me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby acknowledge and agree that I shall not recover any monetary benefits in connection with any such proceeding with regard to any claim released in this Agreement.  Nothing in this Release shall prevent me from challenging the validity of the release in a legal or administrative proceeding.

4.             ADEA Waiver.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”).  I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).  Nevertheless, my general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

5.             Section 1542 Waiver.  In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims herein.

6.             Representations.  I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

7.             Company Property.  I represent that I have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on my computer(s) that contain information belonging to the Company.

8.             No Disparagement.  I will refrain from taking actions or making statements, written or verbal, which disparage or defame the goodwill or reputation of Company and/or its products, services or business practices or which could adversely affect the morale of other employees of Company.

9.             Choice of Law.  This Release will be construed and interpreted in accordance with the laws of the State of New York (other than its choice-of-law provisions).

10.          Confidentiality of Agreement.  I will not disclose to others the terms of this Release, except that I may disclose such information to my spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the terms of this Release.

Agreed:

TREMOR VIDEO, INC.	EMPLOYEE

By:
[Name]
[Title]

Date:	Date: